UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 9, 2006
(Date of earliest event reported)

PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)

California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Market, Spear Tower, Suite 2400, San Francisco, CA		94105
(Address of principal executive offices)		(Zip code)

415-267-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)

California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
77 Beale Street, P. O. Box 770000, San Francisco, CA		94177
(Address of principal executive offices)		(Zip code)

(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Proposed Settlement Regarding Defined Benefit Pension Plan Contribution

On March 8, 2006, Pacific Gas and Electric Company (Utility) requested that the California Public Utilities Commission (CPUC) approve a proposed settlement reached among the Utility, the CPUC’s Division of Ratepayer Advocates, and the Coalition of California Utility Employees (together, the Settling Parties), that would permit the Utility to recover revenue requirements associated with annual contributions to be made to the Utility’s pension plan trust in 2006, 2007, 2008 and 2009 that are projected to be necessary for the Utility’s pension plan trust to reach fully funded status as of January 1, 2010. The settlement would resolve the Utility’s request for pension contribution funding for 2007, 2008 and 2009 made in the Utility’s 2007 General Rate Case (GRC) as well as the Utility’s separate application for approval of funding to make a 2006 pension contribution. The Settling Parties agreed that the $155 million electric and gas distribution revenue requirement that the CPUC authorized the Utility to collect beginning January 1, 2006, subject to refund, to fund a $250 million pension contribution in 2006, would become final and no longer subject to refund. (Approximately $75 million of the $250 million contribution would be capitalized. The remaining $20 million relates to revenue requirements for gas transmission and storage, for electric transmission, and nuclear decommissioning, which have been or will be addressed in other proceedings as described below.)

An analysis prepared by the Utility indicates that, beginning with the funded status of the pension plan trust at 98.6% as of January 1, 2005, and an annual return on assets of 7% for the five years 2005-2009, the funding level that the Utility has proposed in the 2007 GRC and the separate application for 2006 is projected to result in a funding status of 100% as of January 1, 2010. After adjusting the Utility’s analysis to reflect the actual 2005 year-end return on plan trust assets (which was higher than assumed by the Utility in its requests for funding), the 2006 pension contribution of $250 million, and other adjustments, the Settling Parties agreed that the Utility would need an annual revenue requirement of approximately $98.2 million for its distribution and generation operations in 2007, 2008, and 2009 to fund a pension contribution of $153.4 million in each of those years. The $98.2 million revenue requirement for 2007, 2008, and 2009 is approximately $118 million lower than the $216 million annual revenue requirement that the Utility requested in its 2007 GRC application.

Comments on the proposed settlement are due on March 16, 2006 and a hearing on the proposed settlement will be held on March 20, 2006.

Electric transmission revenue requirements to fund pension contributions will be considered by the Federal Energy Regulatory Commission. Nuclear decommissioning revenue requirements to fund pension contributions will be addressed separately by the CPUC. Revenue requirements for gas transmission and storage have already been set through 2007 by the Gas Accord III settlement agreement.

Absent any pension contributions before 2010, the Utility projects that the funded status of the pension plan trust on the first of the year and the minimum contribution required by the Employee Retirement Income Security Act (ERISA) each year would be as follows: for 2006, 96.8% and zero; for 2007, 94.8% and zero; for 2008, 92.6% and zero; for 2009, 90.3 % and $308 million; and for 2010, 90.9% and $735 million. The Settling Parties agree that allowing the Utility to make contributions now may save ratepayers from the need to fund larger sums to meet ERISA minimum contributions in the future.

PG&E Corporation and the Utility are unable to predict whether the CPUC will adopt the proposed settlement. If the CPUC does not approve the proposed settlement and does not otherwise approve funding for pension contributions, there would be a material adverse impact on PG&E Corporation’s and the Utility’s results of operations and financial condition if the Utility were required by ERISA to make minimum contributions in the future in material amounts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY
By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

Dated: March 9, 2006